Exhibit 3.6
BY-LAWS
OF
APTITUDE SOLUTIONS, INC.
ARTICLE I
Offices
     1.1 Principal Office. The principal office of APTITUDE SOLUTIONS, INC., (the “Corporation”), shall be at 493 Semoran Blvd., Casselberry, FL 32707.
     1.2 Other Offices. The Corporation may have such other offices within or without the State of Florida as the Board of Directors may, from time to time, determine.
     1.3 Registered Office and Registered Agent. The initial registered office of the Corporation is 493 Semoran Blvd., Casselberry, FL 32707. The registered office, registered agent, or the address thereof, may be changed from time to time by the Board of Directors as provided by law.
ARTICLE II
Stock and the Transfer Thereof
     2.1 Stock Certificates. The shares of the Corporation shall be represented by certificates signed by the President and Secretary, and shall be sealed with the seal of the Corporation or a facsimile thereof. In case any officer who has signed shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.
          Each certificate representing shares shall state upon the face thereof:
a.	The Corporation is organized under the laws of the State of Florida;

b.	The name of the person to whom issued;

c.	The number, class, and series (if any) of shares which such certificate represents; and
EXHIBIT “B”

d.	The par value of each share or that the share has no par value, as the case may be.
     2.2 Consideration for Shares. Shares of stock shall be issued for such consideration but not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, consisting of any tangible or intangible benefit to the Corporation including cash, promissory notes, services performed, promises to perform services evidenced by a written contract or other securities of the Corporation.
     2.3 Lost or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates which have been allegedly lost or destroyed upon receipt of an affidavit of that fact by the person claiming the certificates of stock to be lost or destroyed, and the Board of Directors when authorizing such issuance of a new certificate or certificates may, in its discretion, require the owner of such lost or destroyed certificate or certificates or his legal representative to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation. Except as provided herein, no new certificate evidencing shares of stock shall be issued until the old certificate or certificates for which the new certificate is to be issued are surrendered for cancellation.
     2.4 Transfer Procedures. Except as otherwise provided by law, the stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holder of record in person, or by his duly authorized attorney, upon surrender of the duly endorsed or transferred certificate or certificates representing such shares. The Corporation is authorized to refuse to transfer shares and issue new certificates if it appears that prior regulatory approval is required, until a copy of such approval is received.
     2.5 Shareholders of Record. The Corporation shall be entitled to treat the holder of record, including any voting trust, of any share of stock of the Corporation as the holder in fact thereof, and shall not be bound to recognize any equity or any other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE III
Shareholders and Shareholders Meetings
     3.1 Annual Meetings. The annual meeting of the Shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on the last Friday of January of each year, commencing in January 2001, or if such day is a holiday then the next business day which is not a holiday, or such other time as may be set by the Board of Directors. The place of the annual meeting shall be the principal office of the Corporation or such other place within or without the State of Florida as the Board of Directors may determine.
     3.2 Special Meetings. Special meetings of the Shareholders may be called by the President, the Board of Directors, or the holders of not less than fifty percent (50%) of all the shares entitled to vote at the meeting. Special meetings shall be held at the principal office of the Corporation.
     3.3 Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the discretion of the President, the Secretary, or the officer or person calling the meeting, to each Shareholder of record entitled to vote at such meeting; except that if the authorized capital stock is to be increased, then at least thirty (30) days notice shall be given.
     3.4 Notice. If mailed, notice shall be deemed to be delivered when deposited in the United States mail addressed to the Shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon paid. If three successive letters mailed to the last-known address of any Shareholder of record are returned as undeliverable, no further notices to such Shareholder shall be necessary, until another address for such Shareholder is made known to the Corporation.
     3.5 Closing of Transfer Books and Fixing Record Date. For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders and the stock transfer books are closed for the purpose of determining Shareholders entitled to notice of or to vote at a meeting of Shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than seventy (70) days and, in case of a meeting of Shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of Shareholders is taken. If the stock transfer books are not closed and no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, or of Shareholders entitled to receive payment of a dividend, the date on which the resolution of the Board of Directors calling for the meeting or declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof.
     3.6 Voting Record. At least ten (10) days before each meeting of Shareholders, the officer or agent having charge of the stock transfer books for shares of the Corporation shall make, a complete record of the Shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of each Shareholder and the number of shares held by each. For a period of ten (10) days before such meeting, the record shall be kept on file at the principal office of the Corporation, and shall be subject to inspection by any Shareholder for any purpose germane to the meeting at any time during usual business hours. Such record shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Shareholder for any purpose germane to the meeting during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to which Shareholders are entitled to examine such record or transfer books or to vote at any meeting of Shareholders. However, failure to comply with these requirements shall not affect the validity of any action taken at any such Shareholders meeting.

     3.7 Quorum. A quorum at any meeting of the Shareholders shall consist of a majority of the shares entitled to vote, represented in person or by proxy. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting entitled to vote on the subject matter shall be the act of the Shareholders. If less than a majority of the shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting for a period not to exceed sixty (60) days at any one adjournment. At such later meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at a meeting as originally notified.
     3.8 Proxies. At all meetings of Shareholders a Shareholder may vote by proxy, executed in writing by the Shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
     3.9 Voting of Shares. Each outstanding share of Common Stock shall be entitled to one (l) vote and each fractional share shall be entitled to a corresponding fractional vote on each matter submitted to vote at a meeting of Shareholders. Cumulative voting of shares of stock is not authorized.
     3.10 Voting of Shares by Certain Holders. Neither treasury nor shares held by another corporation, if the majority of the shares entitled to vote for the election of directors of such other corporation is held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time.
          Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.
          Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.
          Shares standing in the name of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the Court by which such receiver was appointed.
          A Shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.
          All of the provisions contained in this Section 3.10 of Article III shall be subject to the terms of any written Shareholders’ agreement entered into by and among the Shareholders of the Corporation restricting the transfer of any shares of the Corporation. Nothing in these By-Laws shall prevent the Shareholders from entering into any such Shareholders’ agreement.
     3.11 Chairman. The Chairman of the Board, or in his absence, the President of the Corporation or in his absence the senior Vice President present shall act as Chairman at all meetings of Shareholders.
     3.12 Oral Vote. Voting shall be oral but shall be by written ballot if such vote is demanded by Shareholders owning, of record, in person or by proxy, in excess of ten percent (10%) of the shares of stock entitled to vote.
ARTICLE IV
Directors
     4.1 General Powers. The business and affairs of the Corporation shall be managed by a Board of Directors, except as otherwise provided by the laws of the State of Florida, the Articles of Incorporation, or these By-Laws.
     4.2 Number, Tenure and Qualifications. There shall be at least one (1) director and not more than five (5) directors of the Corporation who shall be natural persons of the age of eighteen (18) years or older. The number of directors to serve until the next succeeding annual meeting shall be set by the Shareholders but may be increased or decreased from time to time by the Directors, providing that any decrease shall not have the effect of shortening the term of any incumbent Director. Directors shall be elected at each annual meeting of Shareholders. Each director shall hold office until the next annual meeting of Shareholders, and thereafter until his successor has been elected and has qualified. Directors shall be removable in the manner provided by the laws of the State of Florida.
     4.3 Resignations. Any director may resign at any time by mailing or delivering or by transmitting by telegram or cable written notice of his resignation, which resignation shall take effect at the time specified therein, or, if no time is specified, then at the time of receipt thereof.
     4.4 Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of any increase in the number of directors may be filled by the directors then in office, or by election at any annual or special meeting of Shareholders called for that purpose.
     4.5 Annual Meetings. The annual meeting of the Board of Directors or any committee designated by the Board shall be held without notice other than this By-law immediately after, and at the same place as, the annual meeting of Shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Florida, for the holding of additional regular meetings without notice other than such resolution.
     4.6 Special Meetings. Special meetings of the Board of Directors or any committee designated by the Board may be called by or at the request of the President or any director.
     4.7 Notice. Notice of any special meeting of the Board of Directors or any committee designated by the Board shall be given by written notice mailed to each director at his business address at least five (5) days prior to the meeting, or by notice given at least one (1) day previously by telegram, telephone, or written notice delivered personally. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telephone company. Any director may waive notice of meeting. The attendance of a director at a meeting constitutes a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors or any committee designated by the Board need be specified in the notice or waiver of notice of such meeting.
     4.8 Telephone Meetings. Members of the Board of Directors or any committee designated by such Board may participate in a meeting of the Board or committee by means of conference telephone call or similar communications equipment by which all persons participating in the meeting can hear each other at the same time.
     4.9 Quorum. A majority of the actual number of directors shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting in which a quorum is present shall be the act of the Board of Directors.
     4.10 Compensation. By resolution of the Board of Directors, any director may be paid any one or more of the following: his expenses, if any, of attendance at meetings; a fixed sum for attendance at meetings; or a stated salary as director. Nothing herein contained shall be construed to preclude any director from serving the Corporation in a capacity as an officer, employee, agent or otherwise, and receiving compensation therefor.
     4.11 Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof, or shall forward such dissent by registered or certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
     4.12 Executive Committee. The Board of Directors, by resolution adopted by a majority of the actual number of directors, may designate from among its members an executive and one or more other committees each of which, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors in reference to amending the Articles of Incorporation, adopting a plan of merger or consolidation, recommending to the Shareholders the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation, otherwise than in the usual and regular course of its business, recommending to the Shareholders a voluntary dissolution of the Corporation or a revocation thereof, or amending the By-Laws of the Corporation. The designation of such Committees and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.
     4.13 Chairman of the Board. The Chairman of the Board, if such officer shall be chosen by the Board of Directors, shall preside at all meetings of the Board of Directors, have general oversight over the affairs of the Corporation, and shall, from time to time, consult and advise with the President in the direction and management of the Corporation’s business and affairs, and shall also do and perform such other duties as may, from time to time, be assigned to him by the Board of Directors.
     4.14 Vice Chairman of the Board. The Board of Directors may appoint from among its members a Vice Chairman of the Board, to serve at the pleasure of the Board. In the absence of the Chairman, the Vice Chairman shall preside at any meeting of the Board. The Vice Chairman shall have and may exercise such powers and duties as may be assigned to him by the Board.
     4.15 Bank Accounts. Unless and until expressly provided otherwise by resolution of the Board of Directors, no person other than the Treasurer, or a corporate officer specifically designated by the Treasurer, may in the name of or on behalf of the Corporation sign any checks, drafts, or other orders for the payment of money. Anything herein to the contrary notwithstanding, the Board of Directors may, except as otherwise be required by law, authorize any officer or officers, agent or agents, in the name of and on behalf of the Corporation, to sign checks, drafts or other orders for the payment of money or notes or other evidences of indebtedness, to endorse for deposit, deposit to the credit of the Corporation at any bank or trust company or banking institution in which the Corporation may maintain an account or to cash checks, notes, drafts or other bankable securities or instruments, and such authority may be general or confined to specific instances, as the Board may elect; but unless so authorized by the Board, no officer, agent or employee shall have the power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it pecuniarily liable for any purpose or to any amount.
     4.16 Dividends. If and in the manner permitted by the laws of the State of Florida, the Board of Directors of the Corporation may, from time to time, declare, and the Corporation may pay, dividends in cash, property, or its own shares.
     4.17 Sale, Mortgage or Lease of Assets.
          4.17.1 Usual and Regular Course. The sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the Corporation in the usual and regular course of its business and the mortgage or pledge of any or all property and assets of the Corporation, whether or not in the usual and regular course of business, may be made upon such terms and conditions and for such consideration, which may consist in whole or in part of cash or other property, including shares, obligations, or other securities of any other corporation, domestic or foreign, as are authorized by its Board of Directors; and in any such case no authorization or consent of the Shareholders shall be required.
          4.17.2 Not in Usual and Regular Course. A sale, lease, exchange, or other disposition of all or substantially all of the property and assets of the Corporation, with or without its goodwill, if not in the usual and regular course of its business may be made upon such terms and conditions and for such consideration, which may consist in whole or in part of cash or other property, including shares, obligations, or other securities of any other corporation, domestic or foreign, as may be authorized in the following manner:
a.	The Board of Directors shall adopt a resolution recommending the sale, lease, exchange or other disposition and directing the submission thereof to a vote at a meeting of Shareholders, which may be either an annual or a special meeting.

b.	Not less than twenty (20) days before such meeting, written notice shall be given to each Shareholder of record, whether or not entitled to vote at such meeting, in the manner provided in these By-Laws for the giving of notice of meetings of Shareholders. Whether the meeting is an annual or a special meeting, said notice shall state that the purpose or one of the purposes of said meeting is to consider the proposed sale, lease, exchange or other disposition.

c.	At such meeting the Shareholders may authorize the sale, lease, exchange, or other disposition and may fix, or authorize the Board of Directors to fix, any or all of the terms and conditions thereof and the consideration to be received by the Corporation therefor. Such authorization shall require the affirmative vote of a majority of all shares of the Corporation entitled to vote thereon.

d.	After such authorization by a vote of Shareholders, the Board of Directors may nevertheless, in its discretion, abandon the sale, lease, exchange, or other disposition of assets, subject to the rights of third parties under any contracts relating thereto without further action or approval by Shareholders.
ARTICLE V
Officers and Agents
     5.1 Officers. The officers of the Corporation shall consist of a President, a Secretary, and a Treasurer, and, at the discretion of the Board of Directors, one or more Vice Presidents,

each of whom shall be a natural person of the age of eighteen (18) years or older and elected by the Board of Directors. The Board of Directors may elect or appoint such other officers and assistant officers and agents as may be deemed necessary. All officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as are provided in these By-Laws. The Board of Directors shall fix the term of office and salaries of all of the officers of the Corporation.
     5.2 Removal of Officers. Any officer or agent may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not in itself create contract rights.
     5.3 President. The President shall be the chief executive officer of the Corporation; and in the absence of the Chairman of the Board shall preside at any meetings of the Shareholders and Board of Directors at which he is present. He shall be in charge of the management of the business of the Corporation and shall see that all orders and resolutions of the Board are carried into effect, and he shall have the authority and powers necessary to perform such duties, including the execution of contracts and other documents in the ordinary course of business of the corporation.
     5.4 Vice President. Any Vice President shall perform such duties and exercise such powers of the President as may be delegated to him by the President, and shall perform such other duties as may, from time to time, be prescribed by the Board of Directors.
     5.5 Secretary. The Secretary shall, if requested by the President, attend all meetings of the Shareholders and Board of Directors and record all votes and the minutes of all proceedings in a book or books to be kept for that purpose, and shall perform like duties for the standing committees when required. He shall cause due notice to be given of all meetings of the Shareholders and Board of Directors. He shall keep in safe custody the corporate records and the seal of the Corporation and when authorized by the Board shall affix the seal to any instrument requiring it, and when so affixed it shall be attested by his signature. He shall keep at the registered office or the principal place of business of the Corporation a record of the Shareholders, giving names and addresses of all Shareholders and the number and class of shares held by each, and a copy of any voting trust agreement, or other voting agreement, along with a copy of the names and addresses of the holders of interests in the voting agreement or trust, the extent of each such holder’s interest, the number of shares of stock transferred to the voting trust, or subject to the voting agreement. Copies of all voting trust information shall be furnished by the trustee of the voting trust. The Secretary shall have general charge of the stock transfer books of the Corporation and copies of information concerning voting trusts and voting agreements, if any. He shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Directors. Assistant Secretaries, if any, shall have the same duties and powers, subject to supervision by the Secretary.
     5.6 Treasurer. The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board, take proper vouchers for such disbursements, and shall render to the president and the directors whenever they may require it an account of all his transactions and of the financial condition of the Corporation. He shall, if required by the Board, give the Corporation a bond in such sums and with such sureties as shall be satisfactory to the Board, conditioned upon the faithful performance of the duties and for the restoration to the Corporations of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation. Assistant Treasurers, if any, shall have the same powers and duties, subject to the supervision of the Treasurer.
ARTICLE VI
Miscellaneous
     6.1 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

     6.2 Waiver and Effective Date of Notice. Whenever notice is required to be given to any Shareholder or director under the provisions of the Florida Corporation Act or under the provisions of the Articles of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
     6.3 Amendment of By-laws. Subject to repeal or change by action of the Shareholders, the By-Laws may be altered, amended, or repealed, from time to time, in whole or in part, by the affirmative vote of the Directors of the Corporation at a regular meeting or a special meeting called for that purpose, or by consent.
     6.4 Conflict. In the event of any conflict between any provision in these By-laws and the provisions of Florida law or the Corporation’s Articles of Incorporation, the provision of Florida law, or the Articles of Incorporation, as the case may be, shall control.

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